Exhibit 99.H

         THIS EXPENSE LIMITATION AGREEMENT is made as of the 31st day of March 2000, by and between BT PYRAMID MUTUAL FUNDS, a Massachusetts Business trust (the "Trust") and ASSET MANAGEMENT PORTFOLIO, a New York trust (a "Portfolio Trust"), and BANKERS TRUST COMPANY, a New York corporation (the "Adviser"), with respect to the following:

         WHEREAS, the Adviser serves as Investment Adviser to BT Pyramid Mutual Funds and Asset Management Portfolio pursuant to Investment Advisory Agreements dated June 4, 1999, and the Adviser serves as the Trust's Administrator pursuant to an Administration and Services Agreement dated October 28, 1992, as amended, (collectively, the "Agreements"); and

         NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1. The Adviser agrees to waive its fees and reimburse expenses for a period from March 31, 2000 to July 31, 2001, to the extent necessary so that the Fund's total annual operating expenses do not exceed the percentage of average daily net assets set forth on Exhibit A.

2. Upon the termination of the Investment Advisory Agreement or the Administration Agreement, this Agreement shall automatically terminate.

3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940 (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

                                                                          PAGE 1

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.



                                                ON BEHALF OF THE TRUST AND

                                                PORTFOLIO TRUST LISTED BELOW:



                                                BT PYRAMID MUTUAL FUNDS

                                                ASSET MANAGEMENT PORTFOLIO



Attest:  /s/ Amy M. Olmert                      By:      /s/ Daniel O. Hirsch
         ------------------                              -----------------------
Name:    Amy M. Olmert                                   Name: Daniel O. Hirsch
                                                Title:   Secretary


                                                BANKERS TRUST COMPANY


Attest:  /s/ Amy M. Olmert                      By:      /s/ Ross Youngman
         -----------------                               -----------------------
Name:    Amy M. Olmert                                   Ross Youngman
                                                         Managing Director


                                                                          PAGE 2
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                                    Exhibit A


                                           Total Fund Operating Expenses
Fund                              (as a percentage of average daily net assets)
----                              ---------------------------------------------


BT Institutional Asset
  Management Fund                                      0.60%



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